UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________________________________
FORM 8-K
______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 23, 2015 (November 22, 2015)
______________________________________________________
ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (720) 872-5000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Previous Agreements to Retire Outstanding Senior Secured Convertible Notes.

As previously disclosed, on September 4, 2015, Ascent Solar Technologies, Inc. (the “Company”) entered into a Cancellation and Waiver Agreement (the “Cancellation Agreement”), between the Company and an institutional investor (the “Holder”). Pursuant to the Cancellation Agreement, the Company had agreed to retire all $21.2 aggregate principal amount of its currently outstanding Senior Secured Convertible Notes (the “Outstanding Notes”).

Pursuant to the terms of the Cancellation Agreement, on September 4, 2015 the Company retired approximately $14.9 million aggregate principal amount of Outstanding Notes in exchange for a payment of approximately $18.8 million. A $6.3 million portion of Outstanding Notes remained outstanding. Pursuant to the terms of the Cancellation Agreement, the Company was scheduled to make a payment of approximately (i) $2.4 million on October 19, 2015 in order to retire an additional $2.4 million aggregate principal amount of currently Outstanding Notes, and (ii) $3.9 million on December 4, 2015 in order to retire the remaining $3.9 million aggregate principal amount of currently Outstanding Notes.

As previously disclosed, on October 8, 2015, the parties entered into Amendment No. 1 (“Amendment No. 1”) to the Cancellation Agreement. Amendment No. 1 provided that:

•	The Company would not make the October 19 payment to retire the $2.4 million portion of the Outstanding Notes.

•
The December 4 payment was modified, and the Company agreed instead to make a payment of $2.8 million on December 20, 2015 in order to retire a $2.8 million aggregate principal amount portion of currently Outstanding Notes.

•
An approximate $3.5 million portion of the currently Outstanding Notes was reinstated. This $3.5 million portion of the Outstanding Notes remained outstanding with all its current and existing rights and terms including, without limitation, existing rights of conversion and redemption.

Amendment No. 2 to Agreement to Retire Outstanding Senior Secured Convertible Notes.

On November 22, 2015 the parties entered into Amendment No. 2 (“Amendment No. 2”) to the Cancellation Agreement. Amendment No. 2 provides that:

•
The December 20 payment has been modified. The Company now has agreed instead to make a payment of $1.0 million on December 21, 2015 in order to retire a $1.0 million aggregate principal amount portion of currently Outstanding Notes.

•
An approximate $1.8 million portion of the currently Outstanding Notes was reinstated. Except as provided below, this $1.8 million portion of the Outstanding Notes will remain outstanding with all its current and existing rights and terms including, without limitation, existing rights of conversion and redemption.

•
The Holder agreed to release as of January 15, 2016 the security interest on that portion of the collateral securing the Outstanding Notes that constitutes accounts receivable of the Company. The Holder also agreed to release as of February 8, 2016 the security interest in the remaining collateral securing the Outstanding Notes.

•
With respect to the $1.8 million portion of the Outstanding Notes only, the Holder agreed to waive all portions of the pricing formulas contained in such Outstanding Notes (and the corresponding number of common shares to be issued) based upon any trading price information for the Company’s common stock subsequent to the date that any shares of common stock are priced and issued under the provisions of the Outstanding Notes.

There will be no further issuances of the Company’s common stock in connection with payments on or conversions of the $1.0 million portion of the Outstanding Notes so long as the Company does not default in making the required payment on December 21, 2015. If the Company does not make such payment, then the $1.0 million uncancelled portion of the Outstanding Notes would continue to remain outstanding with substantially all of its current existing terms and conditions.

After giving effect to Amendment No. 2, the Company has approximately $3.9 million aggregate principal amount of Outstanding Notes currently outstanding (including the $1.0 portion now scheduled for repayment on December 21, 2015).
There is no assurance that the Company will be able to secure additional financing to provide funds sufficient to pay the December 21 payment referred to above on acceptable terms or at all.

The foregoing description of Amendment No. 2 is a summary and is qualified in its entirety by reference to the document, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description

	10.1	Amendment No. 2 dated November 22, 2015 to Cancellation and Waiver Agreement dated September 4, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

November 23, 2015	By:	/s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Amendment No. 2 dated November 22, 2015 to Cancellation and Waiver Agreement dated September 4, 2015